Exhibit 99.1

Media Contact: Dana Stelsel Director, Corporate Communications (765) 771-5766 dana.stelsel@wabashnational.com
Investor Relations: Ryan Reed Director, Investor Relations (765) 771-5310 ryan.reed@wabashnational.com

Wabash National Corporation Appoints Kristin Glazner as Senior Vice President, Chief Human Resources Officer

LAFAYETTE, Ind. — November 14, 2018 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and a leading producer of semi-trailers, truck bodies and liquid transportation systems, today announced the appointment of Kristin Glazner as Senior Vice President and Chief Human Resources Officer.

Ms. Glazner will report to President and Chief Executive Officer Brent Yeagy, responsible for all aspects of the company’s human resources, including recruitment and talent management, workforce planning, benefits compliance, associate engagement, and diversity and inclusion.

“I’ve worked with Kristin for the past eight years, and I’m thrilled to have her lead human resources as we focus on people, purpose and performance,” said Brent Yeagy, president and chief executive officer. “She believes, as I do, that our first priority is putting people first. Her passion for diversity and inclusion, and her legal experience and business acumen, will help us advance our efforts to continue to transform the organization, scale for growth and invest in our people.”

Prior to this appointment, Ms. Glazner served as Vice President – Corporate Human Resources. She joined Wabash National in February 2010 as Corporate Counsel and served in that role until October 2017, when she was appointed to the position of Vice President – Human Resources and Legal Administration. Prior to Wabash National, Ms. Glazner was an attorney with the law firm Baker & Daniels LLP (now Faegre Baker Daniels LLP) from 2002 to 2010. She holds a Juris Doctor degree from Indiana University Maurer School of Law and a Bachelor of Arts degree from Butler University.

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About Wabash National Corporation
Wabash National Corporation (NYSE:WNC) is a diversified industrial manufacturer and a leading producer of semi-trailers, truck bodies and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.